Exhibit 10.1

AGREEMENT FOR SALE OF BUSINESS

This agreement is entered into on December 31, 2010 by and between Floridian Financial Group, Inc., referred to below as "Seller," and FBC Mortgage, LLC, referred to below as "Buyer."

Seller desires to sell its ownership interest in the business under the name of Floridian Financial Mortgage, LLC, referred to below as “FFM.” Buyer desires to purchase FFM as a going concern. Accordingly, it is agreed as follows:

1. Seller agrees to sell and Buyer agrees to buy, the goodwill of FFM, any right Seller currently has to use the trade name “Floridian Financial Mortgage,” Seller’s forty nine percent (49%) ownership interest in the business and any and all rights to existing business agreements held by FFM.

2. All records, customer lists, and correspondence, along with all files and advertisement materials and data relating to the business are included in this sale.

3. The purchase price for the sale shall be based on the closing value of FFM on 12/31/2010 which is currently one hundred and eighteen thousand dollars ($118,000.00). The payment will be made within (30) days of the signing of this agreement.

4. Seller has obtained approval from its Board of Directors by unanimous vote and agreement, and Buyer has obtained approval from its Board of Directors by unanimous vote and agreement to enter into this Buy/Sell Contract.

In witness of the above, the parties have executed this Agreement on the day and year written above.

Floridian Financial Group, Inc.

BY:	/s/ Charlie W. Brinkley, Jr.

[print name]  Charlie W. Brinkley, Jr.                               ,

Title:  Chairman and Chief Executive Officer

FBC Mortgage LLC

Sal A. “Joe” Nunziata

CEO